EXHIBIT 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this ____20th__ day of September, 1999 (the "Effective Date"), by and between Nicholas O. Antonazzo, an individual (hereinafter "Antonazzo"), and Crown American Properties, L.P., a Pennsylvania limited partnership (hereinafter "Crown"), intending to be legally bound hereby, agree as follows:

WITNESSETH

WHEREAS, Antonazzo has been employed by Crown, or its predecessor in interest, for thirty-one (31) years in various senior management positions;

WHEREAS, Antonazzo has certain skills, knowledge and relationships vital to the business operations of Crown; and

WHEREAS, Crown desires to continue the employment of Antonazzo and Antonazzo desires to continue his employment by Crown; and based exclusively under the terms of this Employment Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Crown and Antonazzo agree as follows:

    Employment - Crown hereby engages Antonazzo and Antonazzo hereby agrees to perform work and services for Crown consistent with the position of Executive Vice President-Real Estate. Antonazzo shall provide and shall diligently and faithfully perform such duties and shall devote his efforts and attention to the performance of such duties for a minimum of four (4) days per week, except for weeks in which holiday and vacation days occur, during the term of this Agreement.

    Employment Period - The term of this Agreement shall commence on the

    Effective Date of this Agreement and shall continue for a period of three (3) years from the Effective Date, except as otherwise provided..

    Employment Compensation and Other Benefits
      Base Salary - During the term of this Agreement, Crown will pay to Antonazzo a minimum base salary of One Hundred Thousand Dollars ($100,000.00) per annum (the "Annual Salary"); plus merit (1), cost of living or other salary increases accorded and as similarly situated Crown officers, and an additional $270,626.00 deferred compensation, all payable as follows, to the extent Antonazzo remains an actively employed Crown employee through the dates indicated:

        One Hundred Thousand Dollars per year payable bi-monthly or on such pay schedule as is established by Crown for its employees;
        Deferred payments in accordance with the following schedule (the "deferred payments"):
        10/01/99 - nineteen thousand eight hundred sixty-eight dollars ($19,868.00)
        01/03/00 - seventy-three thousand thirty-three dollars ($73,033.00)
        01/03/01 - sixty-seven thousand four hundred thirty-six dollars ($67,436.00)
        01/03/02 - sixty-two thousand two hundred sixty-eight dollars ($62,268.00)
        09/03/02 - the balance of forty-eight thousand twenty-three dollars ($48,023.00)

Antonazzo and Crown hereby Acknowledge and Agree that the deferred payments set forth in Paragraphs 3 A (ii) (a-d) have been reduced from $306,000.00 to $270,626.00 owing to a reduction to present value as of the Effective Date of this Agreement (2). Said reduction has been calculated at the rate of 8% per annum for the three year term of this Agreement.

 (1) Salary base for merit calculation shall be $200,000.

(2) See Exhibit "A" attached.

      Benefits - In addition to any and all benefits provided in this

      Agreement, Antonazzo shall continue, during the term of this Agreement, to receive all benefits, as accorded other similarly situated Crown officers, to which he is entitled as of the day preceding the Effective Date of this Agreement. These benefits include, but are not limited to, vacation, car allowance, health and hospitalization insurance, life insurance (3), other insurance benefits including disability and 401 (k) plan participation.

      Bonus - In addition to the base salary and deferred payments set forth above, Antonazzo shall continue to be eligible for and participate in the Crown Executive Bonus Plan (3).

      Stock Option Plan - Antonazzo, as of the date immediately preceding the

Effective Date of this Agreement, is a participant in the Crown Stock Option Plan, and his current participation shall continue consistent with the participation of as similarly situated Crown participants and subject to the provisions of the Crown Stock Option itself . In the event additional options are awarded to similarly situated Crown participants during the term of this Agreement, Antonazzo shall be eligible for such additional options.

    In the event Crown and Antonazzo desire, by mutual consent, to discontinue

    Antonazzo's services at any time during the term of this Agreement, Antonazzo will receive all remaining deferred compensation as set forth in paragraphs 3 A (ii) (a-d) as full settlement, provided Antonazzo agrees, in writing, that such severance resolves any and all matters arising from his Crown employment.

    (3) Salary base for bonus and life insurance calculation shall be $200,000.

    In the event Antonazzo elects to voluntarily discontinue or terminate his services to Crown, or Crown elects to terminate his services for cause, (i.e. dishonesty, dereliction of duties,) this Agreement shall become null and void, and no payments for services, including deferred compensation, will be paid and no benefits provided after Antonazzo's last day of employment except as provided in Paragraph 8.

    Upon expiration of this Agreement, should Crown elect to discontinue

    Antonazzo's employment with Crown, Antonazzo shall be eligible to receive severance benefits for which similarly situated Crown executives would be eligible as of the Effective Date of this Agreement, or in accordance with the then existing Crown severance policy; whichever provides the greater benefit, provided Antonazzo agrees, in writing, that such severance resolves any and all matters arising from his Crown employment.

    Non-Competition - Crown acknowledges and agrees that, during the term of

    Antonazzo's employment, Antonazzo shall be able to pursue other business opportunities, so long as such opportunities do not materially affect or conflict with Antonazzo's duties and responsibilities to Crown and so long as such business opportunities do not involve persons, entities or opportunities that are in direct competition with Crown.

    Death or Disability - In the event that, during the term of this Agreement

    Antonazzo dies or becomes disabled and is unable to perform any essential functions of his job, this Agreement shall become null and void except for death or disability insurance benefits, and accrued deferred payment which shall be paid pro rata up to death or disability, which shall inure to the benefit of Antonazzo's estate, guardian or other designated representatives or beneficiaries.

    Employee and the Company waive any right to a court (including jury)

proceeding and instead agree to submit any dispute over the application, interpretation, or any other aspect of the Separation Agreement and Release to final and binding arbitration consistent with the application of the federal Arbitration Act and the employment discrimination or comparable procedural rules of the American Arbitration Association ("AAA") before an arbitrator who is a member of the National Academy of Arbitrators ("NAA") out of an NAA panel of eleven arbitrators supplied by the AAA.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written, with the intent to be legally bound hereby.

WITNESS:
CROWN AMERICAN PROPERTIES, L.P.
_______________________________	/s/ Mark E. Pasquerilla__________
Mark E. Pasquerilla
Chairman, President and
Chief Executive Officer

________________________________	/s/ Nicholas O. Antonazzo_______
Nicholas O. Antonazzo
Executive Vice President - Real Estate